Exhibit 10.6
Description of Cash Compensation Approved for Eric J. Lindberg, Jr. for Transition Services
In connection with temporary transition services rendered through March 31, 2025, on February 28, 2025, the Compensation Committee of the Board of Directors of Grocery Outlet Holding Corp. (the “Company”) approved the following cash compensation arrangement for the Company’s Chairman of the Board, Eric J. Lindberg, Jr.:
•One lump sum payment equal to two months of Salary (as defined in the Interim President and Chief Executive Officer Agreement entered into on October 29, 2024 (the “Interim CEO Agreement”)) as would have been earned if Mr. Lindberg served as Interim President and Chief Executive Officer from February 3, 2025 through March 31, 2025 (the “Transition Period”), payable as soon as reasonably practicable following the end of the Transition Period; and
•One lump sum payment equal to a pro-rata amount of the Success Bonus (as defined in the Interim CEO Agreement) as would have been earned if Mr. Lindberg served as Interim President and Chief Executive Officer during the Transition Period, payable as soon as reasonably practicable following the end of the Transition Period.